EXHIBIT 5
Briggs and Morgan
Professional Association
2200 IDS Center
Minneapolis, MN 55402
(612) 977-8400
May 15, 2009
PepsiAmericas, Inc.
4000 RBC Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402
Re:	PepsiAmericas, Inc. Registration Statement on Form S-8 2009 Long-Term Incentive Plan
Ladies and Gentlemen:
     In connection with the registration on Form S-8 under the Securities Act of 8,000,000 shares to be issued under the PepsiAmericas, Inc. 2009 Long-Term Incentive Plan, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold pursuant to the provisions of the plan, and in accordance with the registration statement, such shares will be legally issued, fully paid and nonassessable shares of common stock of PepsiAmericas, Inc.
     We hereby consent to the filing of this opinion as an exhibit to the above-described registration statement.

Very truly yours,
/s/ BRIGGS AND MORGAN,
Professional Association